Exhibit 99.1

First Consulting Group and University Hospitals Health System Announce Multi-Year Outsourcing Extension; FCG's Operating Responsibilities to Expand to Include Network, Telecomm and Data Center; Contract Extended
                  Through the Second Quarter of 2010

    LONG BEACH, Calif.--(BUSINESS WIRE)--April 7, 2005--First Consulting Group (FCG) (NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today reported a multi-year extension of its full IT outsourcing agreement with University Hospitals Health System (UHHS). FCG and UHHS originally entered into a five year, $96 million outsourcing agreement in April 2002. The extension announced today adds three years to the original operating term of the agreement and the contract term is now extended through the second quarter of 2010.
    As part of this contract extension, FCG will expand its direct operating responsibilities under the engagement to include network and telecommunications support services and it will assume direct responsibility for most data center and computer processing services currently being performed by a subcontractor. The transition of direct responsibilities to FCG is expected to occur during the third quarter of 2005, at which time FCG expects to provide data center and network support services from its facility in Nashville, TN.
    Luther Nussbaum, Chairman and Chief Executive Officer, said, "UHHS is a leader in providing outstanding healthcare to the Northern Ohio community. They also excel in research for the nation. Extending this contract allows UHHS to continue serving its physicians and medical staff, employees, and patients with an extraordinary quality of care. Technology outsourcing enables an innovative organization like UHHS to focus on its mission and core purpose -- providing superior quality of care while removing much of the technology uncertainty for the healthcare system."
    UHHS's Chief Information Officer Ed Marx said, "FCG has proven that IT Outsourcing fosters an environment that supports our goals of providing quality healthcare efficiently, cost-effectively and always with respect for patient privacy. Improving our IT performance has direct and positive impact on our ability to fulfill our purpose to all of those in our internal and external community. FCG is instrumental in executing our IT strategy."

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    About UHHS

    University Hospitals Health System is northeast Ohio's premier healthcare delivery system, which, with its partners, serves patients at more than 150 locations. Committed to advanced care and advanced caring, University Hospitals Health System offers the region's largest network of primary care physicians, outpatient centers and hospitals. Well-known for its superior quality, UHHS also includes a network of specialty care physicians, occupational health and wellness, skilled nursing, behavioral health, elder health, assisted living, rehabilitation and home care services, and managed care and insurance programs.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the expected annual contract revenue and operating revenue resulting from this contract extension and change in operating responsibilities; and (ii) the expected completion of transition activities in the third quarter of 2005. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forwar-looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (b) the ability of FCG to deliver services on an offsite and/or blended shore basis utilizing a global operations base, including its operations in Nashville, Tennessee; India; Vietnam; and Europe; (c) the ability of FCG to leverage general and administrative expenses;
(d) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (e) the ability of FCG to effectively manage client expectations and cost reductions on the outsourcing accounts; (f) the ability of FCG to effect a smooth transition of responsibilities from ACS; and (g) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: First Consulting Group
             Luther Nussbaum, 562-624-5221
             lnussbaum@fcg.com
             Thomas Reep, 562-624-5250
             treep@fcg.com